Exhibit 10.1

GTC Biotherapeutics, Inc.
175 Crossing Boulevard
Framingham, MA 01702

[Executive Officer]
c/o GTC Biotherapeutics, Inc.
175 Crossing Boulevard
Framingham, MA 01702

Dear [          ]:

This letter agreement (this “Agreement”) is being entered into between you and GTC Biotherapeutics, Inc. (the “Company”), a Massachusetts corporation, in connection with certain stock options granted to you pursuant to the Company’s 1993 and 2002 Equity Incentive Plans that are “Underwater Options”, as defined below.

1.     Background.   On December 22, 2005, the Compensation Committee of the Board of Directors of the Company determined to fully accelerate the vesting of each otherwise unvested stock option held by an option holder employed by the Company as of December __, 2005 if such option had an exercise price that is greater than or equal to $3.75 per share (each an “Underwater Option”).

In the case of Underwater Options held by any employee who is an “executive officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 (“an executive officer”), as you are, the Compensation Committee conditioned such acceleration of vesting on a requirement that before exercising any of the accelerated options the executive officer sign and deliver an agreement pursuant to which he or she agrees to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of options so accelerated (other than shares required to satisfy minimum withholding taxes) until the earliest of :

•	the date on which the exercise would have been permitted under the accelerated options’ pre-acceleration vesting terms;
•	the day after the executive officer’s last day of employment with the Company; or
•
the occurrence of a “change in control” of the Company as defined in any agreement between the Company and the executive officer, but only to the extent the accelerated options, absent this acceleration, would have otherwise been accelerated under the terms of such an agreement.

The earliest of the foregoing dates that occurs shall be referred to herein as the “Release Date.”  This Agreement is presented for your signature in order to satisfy this condition to your ability to exercise the portion of your Underwater Options that have been accelerated.

2.     Lock-up Agreement.  In consideration of the acceleration of the vesting of your Underwater Options, you agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of an accelerated Underwater Option of yours (other than shares required to satisfy minimum withholding taxes) until the Release Date applicable to such shares.

3.     Counterparts.      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

If this Agreement correctly sets forth our agreement on the subject matter hereof, please confirm your agreement by signing and returning the enclosed copy of this Agreement to the Company.

Dated:	Sincerely,

GTC BIOTHERAPEUTICS, INC.

By:
Title:

I acknowledge receipt and agree with the foregoing terms and conditions.

Name: [ ]